July 18, 2002

Union Planters Reports Record Earnings of $.62 per Diluted Share
  17.0% growth in earnings per diluted share over the second quarter of last year
  Efficiency ratio improved to 50.7%, down from 55.7% in the year-ago quarter
  Return on average common equity of 16.08%, up from 14.28% in the year-ago quarter

Memphis, TN - - Union Planters Corporation (NYSE: UPC) today reported record net earnings of $127.6 million for the second quarter of 2002, up 16.7% from the same quarter last year. Earnings per diluted share were $.62 for the quarter, up 17.0% from the same quarter last year. These results produced a return on average common equity of 16.08% and a return on average assets of 1.59%, up from 14.28% and 1.26%, respectively, in the second quarter of 2001. Net earnings and earnings per diluted share were $109.3 million and $.53, respectively, for the same quarter last year.

"Union Planters is pleased to report record earnings for the seventh consecutive quarter," said Chairman, President and CEO Jackson W. Moore. "These results clearly demonstrate our effective execution of the UPExcel initiatives which we announced last August. We have dramatically lowered our cost structure, streamlined our balance sheet, and increased both interest and fee income. Net earnings and the productivity of our associates are up significantly compared to the second quarter of 2001 in spite of challenging economic conditions. Both the net interest margin and net interest income remained stable this quarter. Double-digit growth in key components of our business raised noninterest income compared to last quarter. We had double-digit growth in revenues from insurance, factoring, professional employment services and bank card fees.

"Nonperforming loans were down this quarter, compared to the first quarter this year, while total nonperforming assets increased slightly. Net charge-offs for the quarter were higher; however, net charge-offs for the second half of 2002, assuming a stable economy, are expected to be in line with those of the first six months. We have a well-secured loan portfolio with a relatively small average loan size that is diversified both geographically and across industries."

For the first half of 2002, net earnings were $253.5 million, up 17.5% from $215.7 million in the first half of 2001. Earnings per diluted share were $1.22 for the six-month period, up 17.3% from $1.04 in 2001. Earnings for the first half of 2002 produced a return on average assets of 1.58% and a return on average common equity of 15.99%, compared to 1.25% and 14.40%, respectively, in the first half of 2001.

"We've had solid overall performance as other aspects of our business have offset the impact of decreased loan demand and higher loan loss provisions," said Moore. "With the revenue and expense momentum from UPExcel, we anticipate continued earnings growth in the second half of the year."

Stable Net Interest Income and Improved Funding

Net interest income on a fully taxable-equivalent basis was $325.9 million for the second quarter of 2002, up .4% from the same quarter last year. The net interest margin was 4.45% for the quarter, up from 4.11% a year ago. Average earning assets decreased $2.3 billion to $29.4 billion from the second quarter last year as a result of the repositioning of the balance sheet, which was largely completed in the first quarter of this year. To improve the efficiency of the balance sheet and make more effective use of capital, management has taken the following actions:

  Sold selected investment securities
  Reduced portfolios with low return loan products
  Improved relationship pricing
  Targeted core deposit growth
  Sold underperforming banking centers with high-rate deposits
  Reduced reliance on wholesale funding
  Refinanced long-term debt
  Reduced interest rate risk

The repositioning achieved the following results compared to the year-ago quarter:

  34 basis point increase in the net interest margin
  $2.0 billion increase in average transaction and money market accounts
  $1.3 billion decrease in average wholesale funding
  69 basis point reduction in rate on long-term debt

Noninterest Income

Noninterest income for the second quarter of 2002 was $182.6 million. Excluding the significant items listed below, noninterest income was $170.2 million for the quarter, up 3.2% from $164.9 million in the first quarter this year and down 4.2% from $177.6 million in the second quarter of 2001. The decrease was driven by the sale in December 2001 of the nonstrategic merchant services portfolio, which had a high expense burden and high operating risk. Excluding significant items and merchant services income in the second quarter of 2002 and 2001, noninterest income grew 1.9%.

Investment services and insurance, professional employment services and bank card fees all achieved double-digit growth compared to both the year-ago quarter and the linked quarter, with combined increases of $6.0 million and $6.4 million, respectively. Factoring commissions had double-digit growth of $1.5 million compared to the linked quarter. Deposit service charges were up $4.2 million compared to the linked quarter. Noninterest income from the items noted above were partially offset by reduced income compared to the linked quarter and the year-ago quarter resulting from fewer banking offices, lower mortgage banking activity and reduced profits from trading activities. Trust revenue has remained strong in a difficult investment climate that has resulted in lower portfolio asset values throughout the industry.

Significant noninterest income items for this quarter included: investment securities gains of $2.8 million; gains on branch sales of $.7 million; and the recognition of income from the merchant services sale of $8.9 million related to the elimination of contractual obligations during the quarter.

Noninterest Expense Drops as Efficiency Approaches 50%

The Company continues to improve operating efficiency. Noninterest expense was $272.3 million for the quarter, down 11.9% compared to $309.0 million for the year ago quarter. The efficiency ratio, excluding the significant and other items listed below, decreased from 55.7% in the year-ago quarter to 50.7% this quarter and is expected to continue to trend down to 50% by the fourth quarter of 2002. Excluding significant items and other items listed below, noninterest expense was $251.6 million for the quarter, down $28.0 million or 10.0% from the year-ago quarter. Core operating expenses fell dramatically as management implemented UPExcel initiatives. Efficiency improvements impacted all major expense categories and resulted from fewer banking centers, streamlined back offices and improved leverage of our size and scale in the procurement process.

Significant noninterest expense items this quarter included: impairment and amortization of mortgage intangibles of $12.3 million; UPExcel project expenses of $1.3 million; and a credit of $.7 million in other miscellaneous items. Also excluded from the calculation of the efficiency ratio was goodwill and other intangibles amortization, which was $7.8 million this quarter. Significant noninterest income items excluded from the efficiency ratio are listed under the discussion of noninterest income.

Credit Quality

Credit quality remains manageable and is stable compared to the first quarter of this year. Net charge-offs increased compared to the first quarter of this year, primarily due to action taken on previously reserved nonperforming loans. The result was a decrease in nonperforming loans this quarter with a corresponding increase in foreclosed assets and a slight increase in total nonperforming assets, as anticipated. Nonperforming assets are expected to increase moderately for the balance of the year. The provision for loan losses, which exceeded net charge-offs by $11.7 million through June 30, 2002, is expected to be lower in the second half of the year, and net charge-offs are expected to be in line with the first six months of 2002, subject to stable economic conditions.

The provision for loan losses was $89.9 million for the first six months of 2002 compared to $54.2 million for the first six months of 2001. Net charge-offs were $42.8 million or .75% of average loans this quarter and $78.2 million or .69% of average loans for the first half of 2002. Net charge-offs were $49.9 million or .41% of average loans for the first half of 2001. Nonperforming assets were 1.48% of loans plus foreclosed properties at June 30, 2002, compared to 1.46% at March 31, 2002 and 1.17% at June 30, 2001. The allowance for loan losses increased from 1.42% of average loans in the second quarter of last year to 1.53% for the second quarter of 2002.

Capital Strength

Total shareholders' equity at June 30, 2002 was $3.2 billion which reflects a leverage ratio of 7.80% and a tier one capital to total risk-weighted assets ratio of 9.67%. These ratios increased from 6.87% and 8.96%, respectively, at June 30, 2001. Current capital ratios facilitate the continued execution of our share purchase plan described below.

As previously announced, the Company completed a three-for-two stock split on June 6, 2002 in the form of a stock dividend to shareholders of record as of May 22, 2002. All references to shares outstanding and per share amounts have been adjusted to reflect the stock split.

Share Purchase Plan

In February 2000, the Board of Directors approved a plan to repurchase 10.7 million shares of the Company's common stock, of which 4.0 million shares have been purchased to date. In addition, as of June 30, 2002, the Company had purchased all of the 6.5 million shares issued in the first quarter of 2001 related to the acquisition of Jefferson Savings Bancorp, Inc.

The Company

Union Planters Corporation is a multi-state bank holding company headquartered in Memphis, Tennessee. Union Planters operates three banking subsidiaries with 762 banking offices and 958 ATMs in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. At March 31, 2002 Union Planters, the largest bank holding company headquartered in Tennessee, had consolidated total assets of $32.1 billion and ranked 24th on the FDIC's list of the largest bank holding companies based in the United States. Through its subsidiaries, Union Planters provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending; retail banking; and other ancillary financial services traditionally furnished by full-service financial institutions. Additional services offered include factoring and related services; mortgage origination and servicing; investment management and trust services; the issuance of debit cards; the offering of credit cards; the origination, packaging and securitization of loans, primarily the government-guaranteed portion of Small Business Administration loans; the collection of delinquent FHA/VA government-insured/guaranteed loans purchased from third parties and from GNMA pools serviced for others; full-service and discount brokerage; and the sale of annuities and bank-eligible insurance products. The Company's common stock is traded on the New York Stock Exchange under the symbol UPC. The Company is also included in the S & P 500 Index and is ranked in both the Fortune 500 and the Forbes 500.

Pre-recorded Conference Call

To hear a pre-recorded conference call regarding second quarter earnings, call toll free within the domestic United States at 800-873-2198 or visit our website at www.unionplanters.com beginning July 18, 2002 at approximately 3:30 p.m. Central Daylight Time. The website will include slides which will be referred to during the message. Replays of the call will be available through July 29, 2002 at the same number listed above and also on the website.

This press release contains forward-looking statements relating to management's expectations regarding: the impact of the reduction in interest rates on the net interest margin; expected trends in nonperforming assets; collateral values; customer profiles and the related risk of losses; and expected trends in noninterest income, noninterest expense, earnings and the efficiency ratio. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 2001 Annual Report on Form 10-K and "Cautionary Statement Regarding Forward-Looking Information" in Appendix C of Union Planters' 2002 Proxy Statement Including 2001 Annual Financial Disclosures. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrences of unanticipated events.

-o0o-

For additional information, visit www.unionplanters.com or access Union Planters' current report on Form 8-K dated July 18, 2002, which will be filed with the Securities and Exchange Commission.

Contact for Investors and Media:

Charles R. Boyce

Senior Vice President

Corporate and Investor Communication

(901) 580-5974

(Six Page Financial Attachment Follows)